Exhibit 10.6

CLOVER HEALTH INVESTMENTS, CORP.

2020 MANAGEMENT INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are (a) to incentivize the Key Employees with long-term equity-based compensation to align their interests with the Company’s stockholders; and (b) to promote the success of the Company’s business.

The Plan only permits the grant of Restricted Stock Units to Key Employees in the amounts and pursuant to the terms set forth in Exhibit A.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(c) “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Class A Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Restricted Stock Unit Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Restricted Stock Unit Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” has such meaning as in the Key Employee’s employment agreement with the Company.

(g) “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(g)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(g)(i));

(iii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv) The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(g), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate;

(2) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(3) the Company; and

(4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(h) “Class A Common Stock” means the shares of Class A common stock of the Company issuable upon conversion of the Class B Common Stock.

(i) “Class B Common Stock” means the Class B common stock of the Company.

(j) “Closing Date” means the date of the closing of the transactions described in that certain Agreement and Plan of Merger by and among Social Capital Hedosophia Holdings Corp. III, Asclepius Merger Sub Inc., and Clover Health Investments, Corp. dated as of October 5, 2020.

(k) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(l) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(m) “Common Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(n) “Company” means Clover Health Investments, Corp., a Delaware corporation, or any successor thereto.

(o) “Director” means a member of the Board.

(p) “Effective Date” means January 6, 2021

(q) “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r) “Key Employees” means Vivek Garipalli and Andrew Toy.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Fair Market Value” means, as of any date, the value of the Class B Common Stock determined by reference to the Class A Common Stock as follows:

(i) If the Class A Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;

(ii) If the Class A Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Class A Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Class A Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Section 409A of the Code.

(u) “Independent Contractor” means any person, including an advisor, consultant or agent, engaged by the Company or an Affiliate to render services to such entity or who renders, or has rendered, services to the Company, or any Affiliate and is compensated for such services.

(v) “Insider” means an officer or director of the Company or any other person whose transactions in Common Stock are subject to Section 16 of the Exchange Act.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(y) “Participant” means the holder of an outstanding Restricted Stock Unit Award.

(z) “Performance Goal” means the stock price goals set forth in Exhibit A.

(aa) “Plan” means this 2020 Management Incentive Plan.

(bb) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 6. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(cc) “Restricted Stock Unit Award” means, individually or collectively, a grant under the Plan of Restricted Stock Units.

(dd) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ee) “Service Provider” means an Employee, Director or Independent Contractor.

(ff) “Share” means a share of the Class B Common Stock, as adjusted in accordance with Section 9 of the Plan.

(gg) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(hh) “Tax-Related Items” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items.

3. Stock Subject to the Plan.

(a) Maximum Number. Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan shall not exceed 33,426,983 Shares. The Shares may be authorized, but unissued, or reacquired Class B Common Stock.

(b) No Share Recycling. Any Restricted Stock Unit Awards issued under this Plan shall not be returned to the Plan and shall not become available for future issuance under the Plan under any circumstance.

4. Administration of the Plan.

(a) Procedure.

(i) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(ii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority:

(i) to grant Restricted Stock Units to Key Employees in the amounts and pursuant to the terms set forth in Exhibit A;

(ii) to approve forms of Award Agreements for use under the Plan provided such forms of Award Agreement are consistent with terms of this Plan;

(iii) to construe and interpret the terms of the Plan and Restricted Stock Unit Awards granted pursuant to the Plan;

(iv) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Restricted Stock Unit Award or any Award Agreement;

(v) to prescribe, amend and rescind rules and regulations relating to the Plan;

(vi) to modify or amend each Restricted Stock Unit Award (subject to Section 16 of the Plan), including but not limited to the discretionary authority to accelerate vesting;

(vii) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 10 of the Plan;

(viii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of a Restricted Stock Unit Award previously granted by the Administrator;

(ix) to allow a Participant to defer the receipt of the delivery of Shares that would otherwise be due to such Participant under a Restricted Stock Unit Award; and

(x) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Restricted Stock Unit Awards. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. Only the Committee shall have the authority to review and resolve disputes with respect to Restricted Stock Unit Awards held by Participants who are Insiders, and such resolution shall be final and binding on the Company and the Participant.

(d) Administration of Restricted Stock Unit Awards Subject to Performance Goals. The Administrator shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Restricted Stock Unit Award have thereby been earned.

5. Award Eligibility. Only the Key Employees are eligible to receive Restricted Stock Units under this Plan.

6. Restricted Stock Units.

(a) Grant. The Restricted Stock Unit Awards will be granted to the Key Employees on the Closing Date, subject to their employment with the Company on such date.

(b) Vesting Criteria and Other Terms. The Restricted Stock Unit Awards will vest pursuant to the criteria set forth in Exhibit A.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of the Restricted Stock Unit Awards, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Dividend Equivalents. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof.

(e) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator may only settle earned Restricted Stock Units in Shares.

(f) Cancellation. On the date set forth in the Award Agreement, all Shares underlying any unvested, unlapsed unearned Restricted Stock Units will be forfeited to the Company for future issuance.

7. Leaves of Absence. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Restricted Stock Unit Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Restricted Stock Unit Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Restricted Stock Unit Award will not cease to vest in the case of (i) any leave of absence approved by the Administrator or (ii) transfers between locations of the Company or between the Company or any Affiliate.

8. Transferability of Restricted Stock Unit Awards. Unless determined otherwise by the Administrator, a Restricted Stock Unit Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner.

9. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Class B Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Restricted Stock Unit Award. Notwithstanding the forgoing, all adjustments under this Section 9 shall be made in a manner that does not result in taxation under Section 409A of the Code.

(b) Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously settled, a Restricted Stock Unit Award will terminate immediately prior to the consummation of such proposed action.

(c) Corporate Transaction. In the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock, or (iv) a Change in Control (each, a “Corporate Transaction”), each outstanding Restricted Stock Unit Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Restricted Stock Unit Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Restricted Stock Unit Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Restricted Stock Unit Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new options or other equity awards for such Restricted Stock Unit Awards; (D) the cancellation of such Restricted Stock Unit Awards in exchange for a payment to the Participants equal to the Fair Market Value of the Shares subject to such Restricted Stock Unit Awards as of the closing date of such Corporate Transaction. Provided further, that at the discretion of the Administrator, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; provided, however, that any payout in connection with a terminated award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder; or (E) the full or partial acceleration of vesting and accelerated expiration of an outstanding Restricted Stock Unit Award.

(d) Change in Control. A Restricted Stock Unit Award may be subject to additional acceleration of vesting upon or after a Change in Control as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

10. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to a Restricted Stock Unit Award or prior to any time the Restricted Stock Unit Award or Shares are subject to taxation or other Tax-Related Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax-Related Items or other items that are required to be withheld or deducted or otherwise applicable with respect to such Restricted Stock Unit Award.

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations or any other Tax-Related Items, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares, or (c) delivering to the Company already-owned Shares. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.

(c) Compliance With Section 409A of the Code. Restricted Stock Unit Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that a Restricted Stock Unit Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Restricted Stock Unit Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of the application of Section 409A of the Code.

11. No Effect on Employment or Service. Neither the Plan nor any Restricted Stock Unit Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate such relationship at any time, with or without Cause, to the extent permitted by Applicable Laws.

12. Date of Grant. The date of grant of a Restricted Stock Unit Award will be, for all purposes, the Closing Date.

13. Corporate Records Control. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

14. Clawback/Recovery. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to a Restricted Stock Unit Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a Restricted Stock Unit Award. Notwithstanding any provisions to the contrary under this Plan, a Restricted Stock Unit Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Administrator may require a Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Restricted Stock Unit Award and/or Shares issued under the Restricted Stock Unit Award, any amounts paid under the Restricted Stock Unit Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Restricted Stock Unit Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

15. Term of Plan. Subject to Section 19 of the Plan, the Plan will become effective as of the Effective Date. The Plan will continue in effect until all the Restricted Stock Unit Awards granted hereunder are no longer outstanding.

16. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Restricted Stock Unit Awards granted under the Plan prior to the date of such termination.

17.    Conditions Upon Issuance of Shares. Shares will not be issued pursuant to the vesting of a Restricted Stock Unit Award unless the vesting of such Restricted Stock Unit Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

18. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

19. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

20. Governing Law. The Plan and all Restricted Stock Unit Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

o O o

Exhibit A

1. Garipalli Time-Based Award: Vivek Garipalli will receive a Restricted Stock Unit Award representing three percent (3%) of the number of shares of common stock outstanding (on an fully-diluted and as-converted basis and inclusive of the shares reserved hereunder this Plan and under the Company’s other plans) of the Company as of the Closing Date under the Plan (the “Garipalli Time-Based Award”) effective as of the Closing Date. The Garipalli Time-Based Award shall become vested as to twenty percent (20%) of the Restricted Stock Units subject to the Garipalli Time-Based Award on each of the first five (5) anniversaries of the Closing Date, subject to continued service to the Company as the Chief Executive Officer, Co- Chief Executive Officer or Executive Chairman of the Company through each vesting date. Except as set forth in Mr. Garipalli’s employment agreement with the Company, if Mr. Garipalli is terminated for any reason prior to any applicable vesting date, any then unvested Restricted Stock Units will be forfeited for no consideration. The Restricted Stock Units shall settle as set forth in the Award Agreement.

2. Garipalli Performance-Based Award. Mr. Garipalli shall receive a Restricted Stock Unit Award representing one percent (1%) of the number of shares of common stock outstanding (on an fully-diluted and as-converted basis and inclusive of the shares reserved hereunder this Plan and under the Company’s other plans) of the Company as of the Closing Date under the Plan (the, “Garipalli Performance-Based Award”) effective as of the Closing Date, which will vest and become settled by satisfying two conditions, as set forth below:

•

Service requirement – the service requirement will be satisfied at a rate of twenty percent (20%) of the Restricted Stock Units subject to the Garipalli Performance-Based Award on each of the first five anniversaries of the Closing Date, subject to continued service to the Company through each service-based vesting date. Except as set forth in Mr. Garipalli’s employment agreement with the Company, if Mr. Garipalli is terminated for any reason prior to any applicable vesting date, any then unvested Restricted Stock Units will be forfeited for no consideration. The Restricted Stock Units shall settle as set forth in the Award Agreement.

•

Performance requirement – the performance requirement will be satisfied by achievement of a volume-weighted average stock price of the Company above a threshold of $30, for a period of ninety (90) consecutive calendar days; provided that the performance metrics will not be measured nor may be satisfied prior to the one year anniversary of the Closing Date.

3. Toy Performance-Based Award. Andrew Toy shall receive a Restricted Stock Unit Award representing two percent (2%) of the number of shares of common stock outstanding (on an fully-diluted and as-converted basis and inclusive of the shares reserved hereunder this Plan and under the Company’s other plans ) of the Company as of the Closing Date under the Plan (the, “Toy Performance-Based Award”) effective as of the Closing Date, which will vest and become settled by satisfying two conditions, as set forth below:

•

Service requirement – the service requirement will be satisfied at a rate of twenty percent (20%) of the Restricted Stock Units subject to the Toy Performance-Based Award on each of the first five anniversaries of the Closing Date, subject to continued service to the Company through each service-based vesting date as a Service Provider. Except as set forth in Mr. Toy’s employment agreement with the Company, if Mr. Toy is terminated for any reason prior to any applicable vesting date, any then unvested Restricted Stock Units will be forfeited for no consideration. The Restricted Stock Units shall settle as set forth in the Award Agreement.

•

Performance requirement – the performance requirement will be satisfied by achievement of a volume-weighted average stock price of the Company above a threshold broken out into two equal tranches of one percent (1%) of the number of shares of common stock outstanding (on an fully-diluted and as-converted basis and inclusive of the shares reserved hereunder this Plan and under the Company’s other plans) of the Company as of the Closing Date, as set forth in the below table, for a period of ninety (90) consecutive calendar days; provided that the performance metrics will not be measured nor may be satisfied prior to the one year anniversary of the Closing Date.

Tranche	Percentage of the Common Stock Outstanding at Closing Date	Stock Price Hurdle
1	1%	$25
2	1%	$30

4.    General Terms. Each of the Garipalli Performance-Based Award and the Toy Performance-Based Award (collectively, the “Performance-Based Awards”) will include the following general terms:

•

The performance requirement must be satisfied within five (5) years of the Closing Date (the “Performance Deadline”). Any portion of a Performance-Based Award that is unvested as of the Performance Deadline will be forfeited for no consideration.

•

Upon a Change in Control, if the per share value in the Change in Control is above the Stock Price Hurdle set forth in the above table or, if the Stock Price Hurdle was satisfied at any time prior to a Change in Control, then that Tranche will vest in connection with the Change in Control. Any portion of a Performance-Based Award that is unvested as of the consummation of such Change in Control will be forfeited for no consideration.

CLOVER HEALTH INVESTMENTS, CORP.

2020 MANAGEMENT INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT

[INSERT NAME]:

You have been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of this Restricted Stock Unit Grant Notice (the “Notice of Grant”), the Clover Health Investments, Corp. 2020 Management Incentive Plan (the “Plan”) and the attached Restricted Stock Unit Agreement (the “Award Agreement”), as set forth below. Unless otherwise defined herein, the terms used in this Notice of Grant shall have the meanings defined in the Plan.

Grant Number:	[INSERT NUMBER]

Date of Grant:	[INSERT DATE]

Vesting Commencement Date:	[INSERT DATE]

Number of Restricted Stock Units:	[INSERT NUMBER]

Vesting Schedule:

Subject to Section 3 of the Award Agreement, the Restricted Stock Units will vest in accordance with the following schedule: [INSERT VESTING SCHEDULE].

By accepting this Award (whether electronically or otherwise), Participant acknowledges and agrees to the following:

1. This Award is governed by the terms and conditions of this Award Agreement and the Plan. In the event of a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan will prevail. Capitalized terms used and not defined in this Award Agreement and the Notice of Grant will have the meaning set forth in the Plan.

2. Participant has received a copy of the Plan, the Award Agreement, the Plan prospectus, and the Insider Trading Policy and represents that Participant has read these documents and is familiar with their terms. Participant further agrees to accept as binding, conclusive, and final all decisions and interpretations of the Administrator (or its delegees) regarding any questions relating to this Award and the Plan.

3. Vesting of the Award is subject to Participant’s continuous status as a Service Provider, which is for an unspecified duration and may be terminated at any time, with or without Cause, and nothing in the Award Agreement or the Plan changes the nature of that relationship.

4. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding participation in the Plan. Participant should consult with his or her own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

5. Participant consents to electronic delivery and participation as set forth in the Plan and the Award Agreement.

PARTICIPANT:	CLOVER HEALTH INVESTMENTS, CORP.

Signature	By

Print Name	Title

CLOVER HEALTH INVESTMENTS, CORP.

2020 MANAGEMENT INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1. Grant. The Company hereby grants to the individual (the “Participant”) named in the Notice of Restricted Stock Unit Grant (the “Notice of Grant”) an Award of Restricted Stock Units under the Clover Health Investments, Corp. 2020 Management Incentive Plan (the “Plan”), subject to all of the terms and conditions in the Notice of Grant, this Restricted Stock Unit Agreement (the “Award Agreement”) and the Plan, which is incorporated herein by reference. [If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.]

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to receive Shares pursuant to any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company. Any Restricted Stock Units that vest in accordance with Section 3 will be settled by delivery of whole Shares as set forth herein to Participant (or in the event of Participant’s death, to his or her estate), subject to Participant satisfying any Tax-Related Items as set forth in Section 7. Subject to the provisions of Section 4 and Section 13, such vested Restricted Stock Units will be settled by delivery of whole Shares on the applicable vesting date; provided that settlement can be made during the period from the vesting date until December 31 of the year in which vesting occurs. In no event will Participant be permitted, directly or indirectly, to specify the taxable year in which Shares will be issued upon payment of any Restricted Stock Units under this Award Agreement.

3. Vesting Schedule. The Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Status as a Service Provider for purposes of this Award will end on the day that Participant is no longer actively providing services as [INSERT POSITION(S)] and will not be extended by any notice period or “garden leave” that may be required contractually or under Applicable Laws. Notwithstanding the foregoing, the Administrator (or any delegate) shall have the sole and absolute discretion to determine when Participant is no longer providing active service for purposes of Service Provider status and participation in the Plan.

4. Administrator Discretion. Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Code Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Code Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Code Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be settled in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Code Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Code Section 409A” means Section 409A of the Code, and any final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5. Forfeiture upon Termination of Status as a Service Provider. Except as otherwise provided in the Notice of Grant, any Restricted Stock Units that have not vested will be forfeited and will return to the Plan on the date that is thirty (30) days following the termination of Participant’s status as a Service Provider.

6. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, if so allowed by the Administrator in its sole discretion, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any Applicable Laws or regulations pertaining to said transfer.

7. Withholding of Taxes. Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all applicable national, local, or other tax or social contribution, withholding, required deductions, or other payments, if any, that arise upon the grant or vesting of the Restricted Stock Units or the holding or subsequent sale of Shares, and the receipt of dividends, if any, or otherwise in connection with the Restricted Stock Units or the Shares (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and may exceed any amount actually withheld by the Company or the Employer. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to the Restricted Stock Units or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company, an Affiliate or Employer pursuant to Applicable Laws) such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or payment of the Restricted Stock Units, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. Participant further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant or vesting of the Restricted Stock Units, the subsequent sale of Shares acquired under the Plan, and the receipt of dividends, if any; and (b) do not commit to and are under no obligation to structure the terms of the Restricted Stock Units or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items, or achieve any particular tax result. Participant also understands that Applicable Laws may require varying Share or Restricted Stock Unit valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under Applicable Laws. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of any Tax-Related Items which the Company determines must be withheld with respect to such Shares.

As a condition to the grant and vesting of the Restricted Stock Units and as set forth in Section 10 of the Plan, Participant hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any Affiliate for) any Tax-Related Items. Participant’s obligations with respect to all Tax-Related Items shall be satisfied by the Company withholding Shares that otherwise would be issued to Participant upon payment of the vested Restricted Stock Units; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s minimum tax withholding obligations. Any Shares withheld pursuant to this Section 7 shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. Furthermore, Participant agrees to pay the Company, any Affiliate or Employer any Tax-Related Items that cannot be satisfied by the foregoing methods.

Notwithstanding the foregoing, Participant may elect to satisfy Tax-Related Items in cash. Any election to pay Tax-Related Items in cash shall be made in accordance with the Company’s Insider Trading Policy and pursuant to procedures mutually agreed between Participant and the Company.

8. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares will have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). After such issuance, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, but prior to such issuance, Participant will not have any rights to dividends and/or distributions on such Shares.

9. No Guarantee of Continued Service or Grants. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF SHALL OCCUR ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE EMPLOYER OR CONTRACTING ENTITY (AS APPLICABLE) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE EMPLOYER OR THE COMPANY (OR ANY AFFILIATE) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.

Participant also acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future awards of Restricted Stock

Units, if any, will be at the sole discretion of the Company; (d) Participant’s participation in the Plan is voluntary; (e) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of Participant’s employment contract, if any; (f) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation; (g) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer, subject to Applicable Laws.

10. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Secretary at Clover Health Investments, Corp., 725 Cool Springs Blvd, Suite 300, Franklin, Tennessee 37067, or at such other address as the Company may hereafter designate in writing.

11. Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of Applicable Laws or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Additional Conditions to Issuance of Stock and Imposition of Other Requirements. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or compliance of the Shares upon or with any securities exchange or under any Applicable Laws, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of any Shares will violate any state, federal or foreign securities or exchange laws or other Applicable Laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any Applicable Laws or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange. The Company shall not be obligated to issue any Shares pursuant to the Restricted Stock Units at any time if the issuance of Shares violates or is not in compliance with any Applicable Laws.

Furthermore, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any Applicable Laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant understands that the Applicable Laws of the country in which he or she is resident at the time of grant or vesting of the Restricted Stock Units or the holding or disposition of Shares (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the issuance of Shares or may subject Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to the Restricted Stock Units or the Shares. Notwithstanding any provision herein, the Restricted Stock Units and any Shares shall be subject to any special terms and conditions or disclosures as set forth in the Company’s bylaws, including any restrictions on the disposition of Shares acquired under the Plan. Participant also understands and agrees that if he or she works, resides, moves to, or otherwise is or becomes subject to Applicable Laws or company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him or her as from the date of grant, unless otherwise determined by the Company in its sole discretion.

14. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. If there is a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement and the Notice of Grant will have the meaning set forth in the Plan.

15. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination regarding whether any Restricted Stock Units have vested). All actions taken, and all interpretations and determinations made, by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

16. Electronic Delivery and Acceptance. By accepting this Award, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and consents to the electronic delivery of the Award Agreement, the Plan, account statements, Plan prospectuses, and all other documents, communications, or information related to the Award and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or such other delivery determined at the Company’s discretion. Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service, or electronic mail to Stock Administration.

17. Translation. If Participant has received this Award Agreement, including appendices, or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

19. Agreement Severable. If any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

20. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to this Award of Restricted Stock Units.

21. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Personal Data (as described below) by and among, as applicable, the Company, any Affiliate or third parties as may be selected by the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that refusal or withdrawal of consent will affect Participant’s ability to participate in the Plan; without providing consent, Participant will not be able to participate in the Plan or realize benefits (if any) from the Restricted Stock Units.

Participant understands that the Company and any Affiliate or designated third parties may hold personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”). Participant understands that Personal Data may be transferred to any Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, Participant’s country (if different than the United States), or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Affiliate or entity that is Participant’s employer and its payroll provider.

Participant should also refer to any data privacy policy implemented by the Company (which will be available to Participant separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of Participant’s Personal Data.

22. Foreign Exchange Fluctuations and Restrictions. Participant understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease. Participant also understands that neither the Company, nor any Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Restricted Stock Units or Shares received (or the calculation of income or Tax-Related Items thereunder). Participant understands and agrees that any cross-border remittance made to transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Participant to provide such entity with certain information regarding the transaction.

23. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

24. Governing Law and Venue. This Award Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation will be conducted in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, and no other courts.

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